Exhibit 99.1

CARROLS CORPORATION COMMENCES CASH TENDER OFFER AND CONSENT

SOLICITATION FOR ITS OUTSTANDING 9% SENIOR SUBORDINATED NOTES

DUE 2013

Syracuse, New York – Carrols Restaurant Group, Inc. (NASDAQ: TAST), the parent company of Carrols Corporation, and Carrols Corporation announced today that Carrols Corporation has commenced an offer to purchase for cash any and all of the $165 million outstanding principal amount of its 9% Senior Subordinated Notes due 2013. In conjunction with the tender offer, Carrols Corporation is soliciting consents to effect certain proposed amendments to the indenture governing the Notes. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated July 22, 2011, and a related Consent and Letter of Transmittal, which set forth the terms and conditions of the offer and consent solicitation in full detail.

The total consideration to be paid for each $1,000 principal amount of the Notes tendered, and not validly withdrawn, will be $1,003.75. The total consideration includes a consent payment of $30.00 per $1,000 principal amount, which is payable only to holders who tender their Notes and validly deliver their consents prior to the expiration of the consent solicitation. Holders who tender their Notes after the expiration of the consent solicitation, but on or prior to the tender expiration, will receive the tender offer consideration of $973.75, which is the total consideration minus the consent payment. The consent solicitation will expire at 5:00 p.m., New York City time, on August 4, 2011, unless terminated or extended. The tender offer will expire at 12:00 midnight, New York City time, on August 18, 2011, unless terminated or extended. Tendering holders will also receive accrued and unpaid interest from the last applicable interest payment date to, but not including, the applicable payment date. Tendered Notes may not be withdrawn and consents may not be revoked after 5:00 p.m., New York City time, on August 4, 2011.

The proposed amendments to the indenture governing the Notes would, among other things, eliminate a significant portion of the restrictive covenants in the indenture and eliminate certain events of default. Adoption of the proposed amendments to the indenture requires the consent of the holders of at least a majority of the aggregate outstanding principal amount of the Notes. Holders who tender their Notes will be required to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Notes in the tender offer. The proposed amendments to the indenture will not become operative, however, until a majority in aggregate outstanding principal amount of the Notes whose holders have delivered consents to the proposed amendments have been accepted for payment.

The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including (i) the Minimum Tender Condition, which requires that Notes representing not less than a majority in aggregate principal amount of Notes outstanding be validly tendered and not validly withdrawn; (ii) the Financing Condition, which requires (a) the consummation of the offer and sale of newly issued Senior Secured Second Lien Notes of Fiesta Restaurant Group, Inc., a wholly-owned subsidiary of Carrols Corporation, in the principal amount of at least

$200,000,000; (b) the completion of a new first lien revolving credit facility of Fiesta Restaurant Group, Inc.; and (c) completion of a new senior secured credit facility of Carrols LLC, a wholly-owned subsidiary of Carrols Corporation, and (iii) the Supplemental Indenture Condition, which requires that the supplemental indenture implementing the proposed amendments must have been executed.

Wells Fargo Securities is acting as dealer manager and solicitation agent for the tender offer and the consent solicitation. The depositary and information agent for the tender offer is D.F. King & Co. Questions regarding the tender offer and consent solicitation may be directed to Wells Fargo Securities, Liability Management Group, at (866) 309-6316 (toll free) or (704) 715-8341 (collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement or other tender offer materials may be directed to D.F. King & Co., telephone number (800) 431-9645 (toll free) and (212) 269-5550 (for banks and brokers).

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. This press release also is not a solicitation of consents to the proposed amendments to the indenture. The tender offer and consent solicitation are being made solely by means of the tender offer and consent solicitation documents, including the Offer to Purchase and Consent Solicitation Statement, dated July 22, 2011, and the related Consent and Letter of Transmittal, that Carrols Corporation is distributing to holders of Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

ABOUT CARROLS RESTAURANT GROUP, INC.

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 550 company-owned and operated restaurants in 16 states as of July 3, 2011, and 35 franchised restaurants in the United States, Puerto Rico, Ecuador, Honduras, Trinidad, Venezuela and the Bahamas. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans, (including, without limitation, the Company’s consideration of a potential spin-off transaction) are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols Restaurant Group, Inc.’s and Carrols Corporation’s filings with the Securities and Exchange Commission.